AEP Industries Inc. Reports Fiscal 2014 First Quarter Results

MONTVALE, N.J., March 12, 2014 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company" or "AEP") today reported financial results for its first quarter ended January 31, 2014.

Net sales for the first quarter of fiscal 2014 increased $5.4 million, or 2%, to $272.5 million from $267.1 million for the first quarter of fiscal 2013. The increase was the result of a 7% increase in average selling prices partially offset by a 4% decrease in sales volume.

Gross profit for the first quarter of fiscal 2014 was $24.6 million, a decrease of $17.9 million, or 42%, compared to the comparable period in the prior fiscal year. Excluding the impact of the LIFO reserve change of $5.0 million during the periods and an increase in depreciation expense of $2.1 million, gross profit decreased $10.8 million resulting primarily from the Company's inability to completely pass through the entirety of increased resin costs to its customers, decreased volumes sold and underabsorbed manufacturing costs.

Operating expenses for the first quarter of fiscal 2014 were $26.3 million, a decrease of $2.5 million, or 8.7%, compared to the comparable period in the prior fiscal year primarily due to a decrease in share-based compensation costs associated with the Company's stock options and performance units, a decrease in delivery and selling expenses primarily due to lower volumes sold and a decrease in salaries and severance costs resulting from the prior year integration of the Webster operations.

"We had a challenging first quarter during which our results were affected primarily by the inability to fully pass higher resin costs through to our customers and the impact of lower volumes sold due to the intensely competitive environment we are currently operating in," said Brendan Barba, Chairman, President and Chief Executive Officer of the Company. "The efficiency initiatives we implemented at our plants helped to mitigate some of the impact of higher resin costs and lower volumes. However, we were unable to overcome the full effect of these issues. Overall, we continue to believe we are well positioned to benefit as market conditions improve."

Interest expense for the three months ended January 31, 2014 increased $0.2 million as compared to the prior year period resulting primarily from higher average borrowings under the Company's credit facility during the quarter.

Net (loss) income for the three months ended January 31, 2014 was a loss of $3.7 million, or $(0.67) per diluted share, as compared to net income of $6.9 million, or $1.23 per diluted share, for the three months ended January 31, 2013. The three months ended January 31, 2013 included a gain on bargain purchase of the Transco business of $1.0 million.

Adjusted EBITDA (defined below) was $7.5 million in the current quarter as compared to $17.9 million for the three months ended January 31, 2013.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense) and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net (loss) income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	First Quarter	First Quarter
	Fiscal 2014	Fiscal 2013
	(in thousands)	(in thousands)

Net (loss) income	$ (3,727)	$ 6,910
(Benefit) provision for income taxes	(2,637)	3,275
Interest expense	4,783	4,566
Depreciation and amortization expense	7,776	6,001
Increase (decrease) in LIFO reserve	1,874	(3,066)
Gain on bargain purchase of a business	-	(1,001)
Other non-operating income	(87)	(69)
Share-based compensation	(450)	1,269
Adjusted EBITDA	$ 7,532	$ 17,885

The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on March 13, 2014, at 10:00 a.m. ET or by dialing 888-802-8577 for domestic participants or 404-665-9935 for international participants and referencing passcode 4952307. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with resin and product pricing, volume, resin availability, the integration of Transco Plastics Industries, our liquidity and market conditions generally, including the continuing impacts of the U.S. recession and the global credit and financial environment. Those and other risks are described in the Company's annual report on Form 10-K for the year ended October 31, 2013 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended January 31,
	2014	2013
NET SALES	$272,517	$267,142
COST OF SALES	247,933	224,708
Gross profit	24,584	42,434
OPERATING EXPENSES:
Delivery	12,018	12,366
Selling	8,658	9,498
General and administrative	5,576	6,889
Total operating expenses	26,252	28,753
Operating (loss) income	(1,668)	13,681
OTHER INCOME (EXPENSE):
Interest expense	(4,783)	(4,566)
Gain on bargain purchase of a business	—	1,001
Other, net	87	69
(Loss) income before benefit (provision) for income taxes	(6,364)	10,185
BENEFIT (PROVISION) FOR INCOME TAXES	2,637	(3,275)
Net (loss) income	$(3,727)	$6,910

BASIC (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.67)	$1.25
DILUTED (LOSS) EARNINGS PER COMMON SHARE:
Net (loss) income per common share	$(0.67)	$1.23

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com